                                                       EXHIBIT #12


                            CORNING INCORPORATED AND SUBSIDIARY COMPANIES
    COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                                    DIVIDENDS
                      (Dollars in millions, except ratios)

                                       Nine Months Ended            Fiscal Year Ended
                                  ----------------------  -------------------------------------------
                                  Sept. 30, Sept. 30,     Dec. 31, Dec. 31, Jan. 1,  Jan. 2, Jan. 3,
                                     1997     1996         1996       1995     1995   1994    1993
                                  --------- ---------     -------- -------- -------- -------  -------
Income before taxes on income       $508.5    $367.5      $487.3    $406.1   $343.8   $74.3   $156.2
Adjustments:
 Share of earnings (losses)
  before taxes of 50% owned
  companies                           94.0     89.6        130.3      95.2     89.0   (137.0)  103.2
 Gain (loss) before taxes of
  greater than 50% owned
  unconsolidated subsidiary                    (1.1)         0.7      (3.1)    (4.0)    (3.1)   (2.1)
 Distributed income of less than
  50% owned companies and share of
  loss if debt is guaranteed                                                    2.1      4.5    (4.3)
 Amortization of capitalized interest   10.8    8.7         11.8       9.6     13.3     13.0    11.8
 Fixed charges net of capitalized
  interest                             126.5   93.5        127.0     102.3    148.5    110.1   103.5
                                      ------  -----        -----     -----    -----    ------  ------

Earnings before taxes and fixed
  charges as adjusted                $ 739.8  $558.2       $757.1    $610.1   $592.7  $ 61.8   $368.3
                                     =======  ======      =======    ======   ======  =======  =======

Fixed charges:
  Interest incurred                    $84.2  $ 65.5        $86.7     $79.7   $ 77.5   $63.3    $53.1
  Share of interest incurred of 50%
   owned companies and interest
   on guaranteed debt of less than
   50% owned companies                  39.8    26.5         38.7      10.2     60.8    40.9     42.0
  Interest incurred by greater than
   50% owned unconsolidated
    subsidiary                                                          0.7      0.8     0.8     0.9
  Portion of rent expense which
    represents interest factor          18.0    15.1         20.1      19.3     17.5    13.4    15.8
  Share of portion of rent expense
    which represents interest
    factor for 50% owned companies       2.7     1.1          1.4       2.7      9.4     9.1     9.2
  Portion of rent expense which
    represents interest factor for
    greater than 50% owned unconsolidated
    subsidiary                                                                   0.1     0.1     0.1
  Amortization of debt costs             2.7      1.1         3.4       0.9      2.0     1.8     1.5
                                       ------   -----        ----       ----     ----    ----    ----

Total fixed charges                     147.4    109.3      150.3     113.5     168.1   129.4   122.6
Capitalized interest                    (20.9)   (15.8)     (23.3)    (11.2)    (19.6)  (19.3)  (19.1)
                                       -------  -------    -------    ------    ------  ------  ------

Total fixed charges net of
 capitalized interest                  $126.5    $93.5      $127.0    $102.3   $148.5  $110.1   $103.5
                                       ======    =====      ======    ======   ======  ======   ======


Preferred dividends:
  Preferred dividend requirements       $11.5   $ 11.8      $15.7      $15.7   $  8.2   $ 2.1   $  2.2
  Ratio of pre-tax income to
   income before minority interest
   and equity earnings                    1.5      1.5        1.5        1.4      1.5     0.9      1.2
                                       ------   ------      -----      -----   -------  ------  -------
  Pre-tax preferred dividend
   requirement                           17.3     17.7       23.6       22.0     12.3     1.9      2.6

Total fixed charges                     147.4    109.3      150.3      113.5    168.1   129.4    122.6
                                       ------   ------     ------      ------  ------   ------  -------

Fixed charges and pre-tax preferred
   dividend requirement                $164.7   $127.0     $173.9     $135.5   $180.4  $131.3   $125.2
                                      =======   ======     ======     ======   ======   =====   ======

Ratio of earnings to combined
   fixed charges and preferred
   dividends                            4.5x     4.4x       4.3x       4.5x     3.3x       -      2.9x
                                      =======  =======     ======     ======   ======   ======  =======

Earnings did not cover combined fixed charges and preferred dividends by $69.5 in the fiscal year ended January 2, 1994.